Exhibit 99.1

Contact:
Bradford A. Zakes
President and CEO
520-770-1259
bzakes@imarx.com
IMARX THERAPEUTICS REPORTS THIRD QUARTER ENDED 2008 FINANCIAL RESULTS
TUCSON, AZ — (November 13, 2008) — ImaRx Therapeutics, Inc. (OTC BB: IMRX.OB), a biopharmaceutical company focused on the development of new treatments for vascular disorders leveraging its proprietary microbubble and ultrasound technology, today reported financial results for the quarter ended September 30, 2008.
Corporate Updates:
In June 2008 ImaRx Therapeutics announced a corporate restructuring that included a significant reduction in work force. At that same time the Company indicated it would explore strategic alternatives for its commercial urokinase assets, clinical-stage SonoLysis program as well as its other assets. In furtherance of those activities the Company provided the following updates:
•	On September 23, 2008 the Company divested its urokinase business to Microbix Biosystems, Inc. Microbix acquired the remaining urokinase inventory and related assets and assumed full responsibility for ongoing commercial and regulatory activities associated with the product. Microbix made an upfront payment of $2.0 million and assumed up to $0.5 million in chargeback liabilities for commercial product currently in the distribution channel. An additional $2.5 million payment will be made to ImaRx upon release by the FDA of the three lots of urokinase that are currently subject to a May 2008 Approvable Letter.
•	The Company continues to explore strategic alternatives for its clinical-stage microbubble and ultrasound, or SonoLysis, program as well as its other company assets to enhance shareholder value and intends to provide further updates as such alternatives are finalized.

Financial Results
Revenue decreased to $1.7 million for the third quarter ended September 30, 2008 from $2.3 million for the same period last year. The decrease is primarily attributable to decreased inventory levels available at the wholesale distributors. Revenue for the nine months ended September 30, 2008 increased to $5.8 million from $5.7 million for the same period in the prior year. The increase is primarily due to increased sales of our urokinase product in the first six months of the year.
Net loss for the third quarter of 2008 was $0.2 million compared to a net loss of $2.7 million for the same period last year. This change was primarily a result of a reduction in costs associated with restructuring that was initiated in the second quarter of 2008. Net loss per share attributable to common shareholders for the third quarter of 2008 was $0.02 based on weighted average shares of approximately 10.2 million, compared to net loss attributable to common shareholders in the same period last year of $1.43 based on weighted average shares of approximately 8.1 million.
Net loss for the nine months ended September 30, 2008 was $10.0 million compared to a net loss of $6.6 million for the same period last year. During the nine months ended September 30, 2008 there was a $10.0 million asset impairment charge, $0.8 million of costs associated with restructuring and increased general and administrative costs. These amounts were offset partially by the $5.6 million gain on extinguishment of debt in relation to the non-recourse note payable to Abbott Laboratories and the reduction of research and development expenses due to the June 2008 restructuring. Net loss per share attributable to common shareholders for the third quarter of 2008 was $0.99 based on weighted average shares of approximately 10.1 million, compared to net loss per share attributable to common shareholders in the same period last year of $3.66 based on weighted average shares of approximately 4.5 million.
Cost of product sales for the third quarter of 2008 totaled $0.7 million compared to $1.1 million for the third quarter of 2007. The decrease is associated with the decrease in product sales. Cost of product sales for the six months ended September 30, 2008 and 2007 remained constant at $2.5 million. The cost of product sales includes the price paid to acquire the urokinase inventory as well as labeling costs directly incurred in bringing the product to market.
Research and development expenses decreased to $0.4 million for the third quarter of 2008 compared to $2.1 million for the same period last year. The change was primarily a result of lower clinical trial costs due to the wind down of our clinical trial and the reduced salaries associated with restructuring activities. Research and development expenses for the nine months ended September 30, 2008 decreased to $3.0 million from $5.3 million in the prior year period. This decrease was principally a result of reduced clinical trial costs due to the wind down of our clinical trial and the reduced salaries associated with restructuring activities.

General and administrative expenses for the third quarter of 2008 decreased to $0.8 million from $1.8 million for the same period last year resulting mainly from reduced salaries and other operating costs associated with restructuring activities and a reduction of amortization expense due to intangible assets written off in the second quarter of 2008. General and administrative expenses for the nine months ended September 30, 2008 increased to $5.8 million from $4.4 million for the same period last year resulting primarily from severance costs, an increase in costs associated with maintaining public company infrastructure and increased marketing costs for our product rebranding efforts offset partially by a decrease in amortization expense.
On September 30, 2008, ImaRx had $2.4 million in cash and cash equivalents compared to $12.9 million in cash and cash equivalents on December 31, 2007. The decrease in the cash balance was primarily related to cash used in performing operating activities, severance payments and the $5.2 million payment to satisfy all outstanding liabilities to Abbott Laboratories. With the restructuring activities announced on June 11, 2008, management believes that there will be sufficient cash resources to fund operations into the second quarter 2009.
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company with a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary microbubble and ultrasound or SonoLysis technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the Company’s search for strategic alternatives to enhance shareholder value and, management belief that there will be sufficient cash resources to fund operations into the second quarter 2009. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of November 13, 2008, and the Company undertakes no duty to update this information.

ImaRx Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2008	2007	2008

Revenues:
Product sales, net	$2,291	$1,661	$5,369	$5,550
Research and development	58	22	341	223

Total operating revenue	2,349	1,683	5,710	5,773
Costs and expenses:
Cost of product sales	1,109	717	2,529	2,476
Research and development	2,140	352	5,283	2,952
General and administrative	1,800	829	4,382	5,817
Asset Impairment	—	—	—	9,978

Total cost and expenses	5,049	1,898	12,194	21,223

Operating loss	(2,700)	(215)	(6,484)	(15,450)
Interest and other income, net	259	(1)	389	35
Interest expense	(225)	—	(675)	(203)
Gain on extinguishment of debt	—	—	219	5,602

Net loss	(2,666)	(216)	(6,551)	(10,016)

Deemed dividend from beneficial conversion feature for Series F redeemable convertible preferred stock	(13,842)	—	(13,842)	—
Accretion of dividends on preferred stock	—	—	(867)	—
Reversal of accretion of dividends on preferred stock not paid	4,919	—	4,919	—

Net loss attributed to common stockholders	$(11,589)	$(216)	$(16,341)	$(10,016)

Basic loss per common share:
Loss from continuing operations	$(1.43)	$(0.02)	$(3.66)	$(0.99)

Shares used in computing net loss per share:
— Basic	8,105,910	10,165,733	4,460,148	10,100,321

ImaRx Therapeutics, Inc.

Selected Balance Sheet Data (in thousands)

	December 31,	September 30,
	2007	2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,861	$2,439
Restricted cash	388	—
Accounts receivable, net	349	—
Inventory	11,138	—
Inventory subject to return	2,560	587
Assets held for sale	—	108
Prepaid expenses and other	589	208

Total current assets	27,885	3,342
Long-term assets:
Property and equipment, net	1,170	70
Intangible assets, net	1,633	—
Other	19	—

Total assets	$30,707	$3,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,277	$1,373
Accrued expenses	837	203
Accrued chargebacks and administrative fees	1,317	—
Deferred revenue	5,373	1,194
Notes payable and accrued interest	11,698	—
Other	—	187

Total current liabilities	20,502	2,957
Total stockholders’ equity	10,205	455

Total liabilities and stockholders’ equity.	$30,707	$3,412